EXHIBIT 6.1

Welcome to KoreTransfer

December 10, 2020

Dear David Gross:

Thank you for choosing KoreTransfer Agency to provide stock registrar and transfer agency services for your company.

We are not your traditional transfer agent. We are priced to be entrepreneur- friendly, and we work hard to provide fast, accurate, and affordable services. To do this, we use the KoreConX all-in-one platform.

We do more than just manage securities. You can include shares, digital securities, options, warrants, debt instruments, promissory notes, SAFEs, etc. in your captable. You can manage compliance, governance, capital raising, board of director activities and ongoing corporate securities-related activities. Our goal is to deliver a host of solutions that will bring all your shareholders/brand ambassadors, stakeholders, and partners together to operate more efficiently.

To ensure the effective set up and smooth operation of your account in KoreConX all- in-one platform, we request your assistance in completing and returning the attached documents.

Since our business is highly regulated, we have taken the liberty of providing some basic guidelines that will facilitate a smooth and efficient working relationship:

1.	All requests for securities services, such as treasury issuances or securities holders’ lists, must be sent to your assigned Transfer Agent.

2.	We can only communicate with directors on company business unless we receive written authority to communicate with other parties (see the attached communication authority form).

3.

If there is a change to the company that we need to know (e.g., new director, new officer, business name, or address), your securities holders are required to know as well. Ask us about the rules surrounding shareholder disclosure and how you can use KoreConX all-in-one platform to keep things organized and updated.

4.	Finally, if you are ever unclear or need assistance, I am always happy to talk!

Sincerely Yours,

Jason Futko

Co-Founder, CFO

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TRANSFER AGENCY AND REGISTRARSHIP AGREEMENT USA MARKET

THIS AGREEMENT made as of December 10, 2020

BETWEEN:

Own Our Own Fund I, LLC

Registered Office:1358 4th St, Penthouse B, Santa Monica, CA 90401, USA

(hereinafter referred to as the "Issuer")

AND:

KoreTransfer

INTEGRAL TRANSFER AGENCY

635 16th St., Niagara Falls, NY14301 (USA)

(hereinafter referred to as "KoreTransfer" or Transfer Agent and Registrar)

(Together referred to as the “Parties”)

WITNESSES THAT the parties hereto agree and covenant with each other as follows:

1. Corporate Authority and Appointment

a) The Issuer, having taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement, has appointed KoreTransfer as Transfer Agent and Registrar ('shares' are herein defined as common shares, preferred shares, options, warrants, digital securities/security tokens, trust units and like securities evidenced by a book entry on the issuer's security register) and KoreTransfer accepts such appointment, upon the terms set out in this Agreement.

b) KoreTransfer agrees to faithfully carry out and perform its duties hereunder, and upon the termination hereof, to deliver over to the Issuer the books and any documents and papers connected therewith or with the business of the Issuer transacted hereunder, against a receipt executed by the Issuer.

2. Duty to Keep and Provide Records

KoreTransfer shall keep on its secure online platform the Issuer's share ledger, register and branch registers of transfers, digital securities/security tokens and electronic certificates (eCerts as defined below), and subject to such general and particular instructions as may from time to time be given to it by or under the authority of the Board of Directors of the Issuer or any applicable law, KoreTransfer shall, in accordance with this Agreement:

a) make such entries from time to time in the books as may be necessary in order that the accounts of each shareholder or token holder of the Issuer may be properly and accurately kept and transfers of shares properly recorded;

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b) upon payment of any applicable transfer taxes, countersign, register and issue share eCerts (as defined below) or digital securities/security tokens to the shareholders or token holders entitled thereto representing the shares/digital securities/security tokens held or transferred to them respectively; and

c) furnish to the Issuer statements, lists, entries, information and material, concerning transfers and other matters, as are maintained or prepared by it as transfer agent, registrar and disbursing agent, of the Issuer.

3. Dividend Disbursement

a) KoreTransfer shall disburse dividends and other distributions which may be declared from time to time on the shares of the Issuer, and KoreTransfer is hereby authorized and directed to pay such dividends and other distributions after receipt at its principal office of:

i. a certified copy of the resolution of the board of directors of the Issuer declaring such dividends or other distributions or similar documentation that is acceptable to KoreTransfer, and

ii. funds in an amount sufficient for the payment of such dividends and any cost associated with delivery of funds.

b) If any funds are received by KoreTransfer in the form other than wire transfer, KoreTransfer shall be entitled to delay the time for release of such funds until such funds shall be determined to have cleared the financial institution upon which the same are drawn. If KoreTransfer shall hold any amount on account of distributions which are unclaimed or which cannot be paid for any reason, KoreTransfer shall be under no obligation to invest or reinvest the same but shall only be obligated to hold same in a current or other non-interest bearing account pending payment to the person or persons entitled thereto, and shall be entitled to retain for its own account any benefit earned by the holding of same prior to its disposition in accordance with this Agreement.

4. Authority to Act and Reliance

a) KoreTransfer will act on instructions from the Issuer and only those individuals who are authorized by a resolution of the board of directors. The Issuer shall also update KoreTransfer with any changes to their directors, officers and authorized personnel as they occur, and at a minimum annually, and supplying all items on Schedule “B”.

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b) Issuer acknowledges that KoreTransfer may be required to follow various identification and verification procedures in accordance with state and federal legislation as may be enacted from time to time. Issuer therefore agrees to provide, upon the reasonable request of KoreTransfer, copies of any corporate records, including but not limited to appropriate identification for each of the said directors and officers, as may be required by law.

c) KoreTransfer may act upon any signature, certificate or other document believed by it to be genuine and to have been signed by the proper person or persons, or refuse to transfer a share certificate/eCert/digital securities/security tokens if it is not satisfied as to the propriety of the requested transfer. KoreTransfer will notify the Issuer in the event a transfer is refused. KoreTransfer may also act on the receipt of facsimile and similar electronic instructions that it believes to be genuine and to have been signed or initiated by the proper person or persons.

d) KoreTransfer may from time to time refer any documents, requests or questions which may arise in connection with the performance of its duties hereunder to legal counsel for the Issuer, at the expense of the Issuer, or to its own counsel for an opinion thereon and shall be entitled to rely absolutely on such opinion and shall be indemnified and held harmless by the Issuer against and from any liability, cost and expense for any action taken by KoreTransfer or not taken by KoreTransfer in accordance with such instructions or advice.

e) The Issuer represents and warrants that all shares issued and outstanding on the date of this Agreement are issued as fully paid and non- assessable and agrees that with respect to future allotments and issuances of shares, KoreTransfer shall issue and regard such shares as fully-paid and non- assessable. KoreTransfer shall be entitled to treat as valid any certificate for shares purporting to have been issued by or on behalf of the Issuer prior to the date of this Agreement.

5. Issue, Transfer, and Cancellation of Certificates

(a) KoreTransfer manages the Issuer’s certificates in electronic form; such certificates will be called ecertificates (“eCerts”) or digital securities/security tokens for the purposes of this document or any correspondence.

(b) The Issuer agrees that it will promptly furnish to KoreTransfer from time to time:

(i) copies of all constating documents, amendments thereto and of all relevant by-laws and resolutions relating to the creation, amendment, allotment and issuance of shares of the Issuer; and

(ii) copies of all relevant documents and proceedings relating to increases and reductions in the Issuer's capitalization, the reorganization of or change in its structure or the bankruptcy, insolvency, winding-up or dissolution of the Issuer.

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(c) Upon receipt of a certified copy of a resolution of the directors of the Issuer authorizing the issuance of shares, together with written instructions from an authorized officer or director of the Issuer giving particulars of the registered owners of such shares, KoreTransfer shall register such shareholders and deliver eCerts representing such shares in accordance with such instructions and KoreTransfer can rely that such instructions are in compliance with exchange or regulatory requirements as promulgated from time to time.

(d) The Issuer agrees that, so long as this Agreement is in force, it shall issue no share certificates or digital securities/security tokens or any securities without such eCerts or digital securities/security tokens being created and delivered by KoreTransfer in its capacity as transfer agent and registrar.

(e) When a certificate is presented to KoreTransfer for the purpose of transfer, transfer of any of the shares in respect of which such certificate was issued will be refused by KoreTransfer. Transfers will only be performed between registered eCert holders of the company to a qualified individual or entity upon approval by the company, review of the company’s bylaws, and acceptance of the qualified individual or entity who is registered in the KoreConX all-in-one platform. In the absence of bad faith, gross negligence or willful misconduct, KoreTransfer shall not incur any liability in refusing to effect any transfer which in its judgment is improper or unauthorized, or in carrying out any transfer which in its judgment is proper or authorized.

(f) Except as specifically provided below, it shall not be the duty of KoreTransfer to pass on the validity of transfers of shares owing to death, transfers by parents or guardians, powers of attorney, and it is hereby authorized, at KoreTransfer’s discretion, to refer all documents relating to such transfers to the legal counsel of the Issuer, at the expense of the Issuer, and KoreTransfer shall be entitled to rely absolutely upon the opinion of such legal counsel.

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(g) Upon receipt of notice from the Issuer or from any shareholder/token holder that an eCert or digital securities/security tokens is missing from the company’s register, KoreTransfer agrees to place an appropriate notation on the register of shareholders/token holders. KoreTransfer shall not be required to issue an eCert based on a claim from any potential owner of a security for any eCert that has not been recorded in the company’s register unless:

(i) neither the Issuer nor KoreTransfer has received notice that the security represented by the eCert has been acquired by a good faith purchaser (as that term is used in the applicable corporate statute);

(ii) the owner has filed with KoreTransfer an indemnity bond sufficient in KoreTransfer’s opinion to protect the Issuer and KoreTransfer from any loss that either of the Issuer or KoreTransfer may suffer by complying with the request to issue a new certificate; and

(iii) the owner has satisfied all other requirements as KoreTransfer may from time to time impose, acting reasonably, including without limitation the delivery by the owner to the Issuer and KoreTransfer of a written indemnity together with a statutory declaration that the eCert was not properly recorded in the company’s register of securities.

For this purpose and for the purposes of the applicable corporate statute, the Issuer hereby irrevocably delegates to KoreTransfer the power to determine the sufficiency of the indemnity bond so posted and to impose all such other reasonable requirements as KoreTransfer may from time to time require in this regard.

(h) In the case of a registered shareholder who dies where no administration is contemplated, KoreTransfer may register the transfer of shares registered in the name of the deceased shareholder upon receipt of an indemnity agreement, a waiver of probate or similar bond and any other documents satisfactory to KoreTransfer.

6. Access to Information

The Transfer Agent services are delivered through an online all-in-one platform allowing you access 24/7 along with all your stakeholders. The all- in-one platform gives you complete transparency on the status of your company’s corporate records, management, trades, transfers, etc.

The platform provides you many features to assist you in managing your company, cap table, boardroom, and documents to make sure you are fully compliant.

See Schedule “C” for more information

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7. Indemnity

(a) In addition to and without limiting any other indemnity specifically provided herein, the Issuer agrees to defend, indemnify and hold harmless KoreTransfer, its successors and assigns, and its and each of their respective directors, officers, employees and agents (the "Indemnified Parties") against and from any demands, claims, assessments, proceedings, suits, actions, costs, judgments, penalties, interest, liabilities, losses, damages, debts, expenses and disbursements (including expert consultant and legal fees and disbursements on a substantial indemnity, or solicitor and client, basis)/(collectively, the "Claims") that the Indemnified Parties, or any of them, may suffer or incur or that may be asserted against them, or any of them, in consequence of, arising from or in any way relating to this Agreement (as the same may be amended, modified or supplemented from time to time) of KoreTransfer's duties hereunder or any other services that KoreTransfer may provide to the Issuer in connection with or in any way relating to this Agreement or KoreTransfer's duties hereunder except that no individual Indemnified Party shall be entitled to indemnification in the event such Indemnified Party is found to have acted in bad faith, engaged in willful misconduct or been grossly negligent. For greater certainty, the Issuer agrees to indemnify and save harmless the Indemnified Parties against and from any present and future taxes (other than income taxes), duties, assessments or other charges imposed or levied on behalf of any governmental authority having the power to tax in connection with KoreTransfer's duties hereunder. In addition, the Issuer agrees to reimburse, indemnify and save harmless the Indemnified Parties for, against and from all legal fees and disbursements (on a substantial indemnity, or solicitor and client, basis) incurred by an Indemnified Party if the Issuer commences an action, or cross claims or counterclaims, against the Indemnified Party and the Indemnified Party is successful in defending such claim.

(b) The Issuer agrees that its liability hereunder shall be absolute and unconditional regardless of the correctness of any representations of any third parties and regardless of any liability of third parties to the Indemnified Parties, and shall accrue and become enforceable without prior demand or any other precedent action or proceeding, and shall survive the resignation or removal of KoreTransfer or the termination of this Agreement.

(c) KoreTransfer shall be under no obligation to prosecute or defend any action or suit in respect of its agency relationship under this Agreement, but will do so at the request of the Issuer provided that the Issuer furnishes an indemnity satisfactory to KoreTransfer against any liability, cost or expense which might be incurred.

(d) In addition to the remedies provided herein, KoreTransfer shall be entitled to any other rights and recourses it may have against the Issuer.

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8. Limitation on Liability

(a) KoreTransfer shall not be liable for any error in judgment, for any act done or step taken or omitted by it in good faith, for any mistake, of fact or law, or for anything which it may do or refrain from doing in connection herewith except arising out of its bad faith, gross negligence or willful misconduct. In particular, but without limiting the generality of the foregoing, KoreTransfer shall, with respect to meetings of shareholders, not be liable for having relied upon or deferred to the instructions or decisions of the Issuer, its legal counsel, or the chairman of the meeting.

(b) In the event KoreTransfer is in breach of this Agreement or its duties hereunder or any agreement or duties relating to any other services that KoreTransfer may provide to the Issuer in connection with or in any way relating to this Agreement or KoreTransfer’s duties hereunder, KoreTransfer shall be liable for claims or damages only to an aggregate maximum amount equal to the amount of fees paid by the Issuer to KoreTransfer hereunder in the twelve months preceding the last of the events giving rise to such claims or damages, except to the extent that KoreTransfer has acted in bad faith, with gross negligence, or has engaged in willful misconduct. In no event shall KoreTransfer be liable for indirect or consequential damages.

9. Amendment, Assignment and Termination

(a) Except as specifically provided herein, this Agreement may only be amended or assigned by a written agreement of the parties.

(b) Any entity resulting from the merger, amalgamation or continuation of KoreTransfer or succeeding to all or substantially all of its transfer agency business (by sale of such business or otherwise), shall thereupon automatically become the dividend disbursing agent, transfer agent and registrar hereunder without further act or formality.

(c) This Agreement may be terminated by either party on 180 days’ notice in writing being given to the other at the address set out above or at such other address of which notice has been given.

(d) This Agreement may be terminated by KoreTransfer on 60 days notice in writing to the Issuer in the event the Issuer refuses or fails to pay an invoice for fees and expenses, or other demand for payment issued or made pursuant to this Agreement by KoreTransfer, within 30 days of the original invoice or demand.

(e) The provisions of Sections 6(c) and 7 shall survive termination of this Agreement.

(f) Upon termination of this agreement, and upon written instruction from the authorized individuals of the Issuer, KoreTransfer will send a copy of the Issuers records to a new transfer agent designated by the issuer, or in absence of a new transfer agent, to the Issuer directly.

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10. Pricing

As per schedule “A”. All prices in this agreement are subject to change by KoreTransfer upon 90 days written notice (email acceptable) to Issuer.

11. Advertising and Marketing

Both Parties to this agreement agree, upon prior written approval at their sole discretion, to allow the other party to:

(a) Use the logo and name of the other party on their website, marketing material, social media, and brochures;

(b) Make use of the logo and name in press releases highlighting the relationship, as long as the content of such press release is approved by the other party;

(c) All mentions of the other party must make use of publicly available information, except where the other party has approved the content.

12. General

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable therein and the parties hereby attorn to the jurisdiction of the courts of the State of New York.

(b) This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their successors and assigns.

(c) This Agreement may be executed in counterparts and may be delivered by facsimile machine or e-mail.

(d) The attached Appendices and Schedules form part of this agreement and include:

Appendix 1: Checklist to Upload

Appendix 2: Sample Board Resolution

Appendix 3: List of Company Officers and Directors

Schedule “A”: Pricing

Schedule “B”: Issuer Responsibilities

Schedule “C”: All-in-one Platform

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IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto:

KoreTransfer

Signature: _______________________

Name: Jason Futko

Position: Co-Founder, CFO

Own Our Own Fund I, LLC

Signature: ________________________

Name: ___________________________

Position: _________________________

Date: ____________________________

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Appendix 1

CHECKLIST TO UPLOAD

We require that you upload the following information and invite the key members of your company management team, corporate secretary, board directors and legal counsel to the KoreConX all-in-one business platform. This is a mandatory requirement.

KoreConX’s all-in-one business platform will be your central point for viewing your information on securities holders and your corporate records, thus reducing your ongoing manual cost associated with transfer services.

A.	Board Resolution Appointing Transfer Agent and Registrar;
B.	Corporate Information Sheet;
C.	Company Officers & Directors (C-1 & C-2);
D.	Director KYC Form (including proof of ID)
E.	Non-Director Communication Authority Form;
F.	Treasury Certificate Mailing Instructions Sheet;
G.	Articles of Incorporation;
H.	Company Bylaws;
I.

List of securities holders provided in Excel CSV file format (we require names, complete mailing address date of issue, number of securities issued, securities class, series rounds if there are any restrictions attached to those securities, etc.) with all the information listed on the CSV template file provided to Issuer;

J.	Digital copies of all documents related to a sale or transfer of securities (including board resolutions authorizing it, subscription agreements, etc.)

If your company is transferring its business from another “Transfer Agent” we will require that the following information be uploaded in KoreConX all- in-one Platform:

1. Certified list of shareholders by previous transfer agent

2. Certificate history report by account

3. List of stop transfers - including backup documents

4. Unused certificate inventory

5. Transfer journals/debit wraps

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6. Pending lost/estate transfer files

7. Client history summary and exchange rates, if any

8. Certification of the number of shares issued and outstanding - and your indemnity if there are any outstanding discrepancies

9. Policy #41 Mailing List (beneficial shareholders for shares held by CDS or other settlement agency)

10. Electronic copies provided in “Excel Spreadsheet File Format” of all other relevant reports/old records and paper transaction files

11. List of Capital changes for the 12 months preceding

Please note that after reviewing the documentation, KoreTransfer may request an Opinion of the company's Legal Counsel addressed to KoreTransfer stating that:

a)	the company has been duly incorporated;

b)	that all necessary and proper steps have been taken to make the issue of shares valid; and

c)	that it has, at the date of opinion, a stated capital position with respect to:

(i)	authorized shares

(ii)	issued and outstanding shares

(iii)

the shares are fully paid and non-assessable, and the form of the ecertificates to be recorded by KoreTransfer as transfer agent and registrar has been approved as required by Law and is currently in effect.

Please complete the attached sample board resolution, or similar, as it relates to your company and return it with the list of Directors and Officers.

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Appendix 2

Below is a sample Board Resolution Appointing KoreTransfer Transfer Agency as “Transfer Agent and Registrar”. Please cut and paste to a new document, complete the highlighted sections once your board has had the board meeting and return the signed resolution to us.

BE IT RESOLVED THAT:

1.

KORETRANSFER TRANSFER AGENCY hereinafter referred to as KoreTransfer, with offices located in Niagara Falls, NY, New York, NY and Morrisville NC be and it is hereby appointed Transfer Agent and Registrar for the shares in the stock of the Company; and, these should be common or preferred,

2.

The Transfer Agency and Registrarship Agreement (the "Agreement") made as of DATE between KoreTransfer and Own Our Own Fund I, LLC under which KoreTransfer will provide the Issuer with the transfer agent and registrar services be hereby approved; and,

3.

The Directors and/or proper Officers of the Issuer be and they are hereby authorized to execute the Agreement and are authorized to do all acts and things and to execute and deliver all documents or instruments in writing as may be considered necessary or desirable to carry out the terms of these resolutions

CERTIFIED to be a true copy of a Resolution passed by the Board of Directors of Own Our Own Fund I, LLC and which Resolution is in full force and effect as of the date hereof.

Dated this _______ day of ____________, _______

Signature: _________________________________

Name: ____________________________________

Position: Corporate Secretary

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Appendix 3

List of Company Officers & Directors

Each of them will be invited to create an account in the KoreConX platform where they will go through a Know Your Client (KYC) check at the cost of the company ($5 per person).

Chairperson Name:	Email Address:
President Name:	Email Address:
CFO Name:	Email Address:
Treasurer:	Email Address:
Corporate Secretary Name:	Email Address:
Legal Counsel Name:	Email Address:
Director Name	Email Address:
Director Name	Email Address:
Director Name	Email Address:
Director Name	Email Address:

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Schedule “A”

Transfer Agent Fee RegA+

Transfer Agent Private Company Pricing: $950.00 per month

Reg A+ set up fee (upfront): $3,500

Included in the monthly fee:

Unlimited number of securities holders can access the Portfolio Management features so they can always see their holdings, securities holder reports, meeting invites, and vote electronically (evoting).

The Issuer can manage all the securities holders using CapTable management, Virtual Minute Book and Investor Relations features. KoreTransfer uses uncertificated shares (eCert) only.

Issuer is provided the KoreConX all-in-one platform private labelled to the Issuer so that shareholders can login from Issuer’s website.

*Please note: KoreTransfer uses the KoreConX all-in-one platform to automate many processes and to be able to offer transfer agent services at a low cost to Issuer. KoreTransfer has provided the Issuer with a captable template in CSV format (the “prescribed format”) to enable easy upload of Issuer Data (the CSV file and all agreements associated with the transaction) into KoreConX all-in-one platform. If the Issuer does not provide the Data in the prescribed format, requiring KoreTransfer to manually clean, correct, obtain missing required information or otherwise intervene to prepare the data for upload, a data preparation fee will be assessed based on an estimate of time required at a rate of $150 per hour. However, if Issuer provides their Data in the prescribed format, no fee will be charged for loading your captable.

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Schedule “B”

Issuer Responsibilities

Since our business is full of rules and regulations, we have taken the liberty of providing some basic guidelines that will facilitate a smooth and efficient working relationship:

•	All requests for securities transfer services, such as treasury issuances or securities holders lists, must be sent to elizabeth@koreconx.com by only authorized representative of the Issuer

•	We can only communicate with directors on company business, unless we receive written authority to communicate with other parties (see the attached communication authority form).

Issuer Responsibility to update

The Issuer is required to inform us immediately of any changes to:

1.	The Issuer’s officers or directors, we need this update at a minimum on an annual basis;

a.	Issuer is required to provide KoreTransfer with the Annual Shareholder Resolutions approving the directors;

b.	Issuer is required to provide KoreTransfer with the Annual Directors Resolution approving the officers;

2.	Issuers securities (shares, options, warrants, debentures, loans, SAFEs, etc.), any new issuance, or changes to an existing issuance;

3.	The Issuer’s address or phone number;

4.	Issuer’s year-end date;

5.	President or CEO contact details, email address, and/or mobile number;

6.	CFO contact details, email address, or mobile number;

7.	Issuer’s Legal Counsel, contact details, email address, or mobile number;

8.	The Authorized personnel including their address, phone number, or email addresses;

9.	Any broker dealers that the Issuer is using to raise capital or transact any of Issuers securities; and

10.	Any ATS (Alternative Trading Systems) or registered secondary markets the company is using to transact any of the Issuers securities.

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Schedule “C”

All-in-One Platform

The services are delivered through the KoreConX all-in-one platform as part of your monthly subscription, which includes the following features to help your company:

Private Label

This feature, if selected, provides our platform and email notifications with your logo, brand, look and feel. Your stakeholders can login directly at your company website.

Portfolio Management

This feature gives your securities holders the ability to view their investment in your company, including your company details, company reports, company news releases, messaging, details of meetings you schedule with them, and online eVoting.

Cap Table Management/Share Management

This feature allows you to view your entire cap table: shares, digital securities/security tokens, options, warrants, debentures, loan, SAFE, CrowdSafe, etc. This is where our Transfer Agent provides the services and you have an instant view of what is happening to your company's cap table.

Documents

Unlimited document storage for your company corporate records for your management and board of directors.

Investor Relations

This feature allows you to communicate with your shareholders by sending them reports, news releases, schedule one-on-one meetings and annual shareholders meetings.

DealRoom

This feature allows you to prepare your next capital raise and manage the entire process from start to finish more fluidly.

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